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                            SHARE EXCHANGE AGREEMENT

      This Ageement is made as of the 29th clay of September, 1999

AMONGST:

            FOREST GLADE INTERNATIONAL INC., a company duly incorporated and validly existing under the laws of the State Nevada having its executive offices at 444 Victoria Street, Prince George, British Columbia, V2L 2J7

            ("FGI")

AND:
            MAURICE SIMPSON, businessman, of #401 1 1310 Cariboo Street, New Westminster, British Columbia, V3M 1X2

            (herein separately called "Maurice")

AND:
            DANA HERBERT SHAW, software programmer of 5260 6th Avenue, Delta, British Columbia, V4M 1L5

            (herein separately called "Dana")

AND:
            WILLIAM FREDERIC MURRAY, Attorney, of 3343 Highland Boulevard, North Vancouver, British Columbia, VV7 2Y2

            (herein separately called "WFM")

            (Maurice, Dana and WFM are herein collectively referred to as the "Original Shareholders")

AND:

            DENIS BROVARONE. Attorney at Law, 11269 W. 103rd Drive, Westminster, Colorado 80021

            (the "Escrow Agent")

WHEREAS:

A. A Company named SSA Coupon Ltd. ("SSA") was incorporated by Maurice pursuant to the laws of British Columbia for the purpose of developing, exploiting and marketing an internet web search engine and data base as an internet portal (the "Project") and Maurice was the originator of the concept and has been retained by SSA on a consulting basis.


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B. Dana has worked with Maurice in the development of the technology for the
Project and was retained by SSA to continue his involvement with programming for the Project and to co ordinate and oversee the development of the software and the writing of the specifications in a consulting capacity with the Company and as its Chief Technical Officer.

C. WFM is an attorney of law in partnership under the name Metro Law Office, which partnership are the lawyers to the Company and the Company retained WFM as its President on a long term basis.

A. There are 12,500 common shares issued and outstanding in the capital of SSA and Maurice, Dana and WPM were the original shareholders of SSA with Maurice owning 7,142 common shares and each of Dana and WFM owning 1,429 common shat. By an agreement made as of July 23. 1999, SSA issued 2,500 common shares to FGI.

A. The parties have agreed that it is desirable and to the best interests of FGI and its shareholders, that SSA be held as a wholly-owned subsidiary of FGI and this Agreement is being entered into for the purposes of setting forth the terms and conditions of achieving this result.

      NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the agreements hereinafter contained, the parties hereto mutually covenant and agree as follows:

                                    ARTICLE 1

                             PLAN OF SHARE EXCHANGE

1.01 Share Transfer. The Original Shareholders will transfer their shares in SSA to FGI in exchange for a total of 19,000,000 common shares in the capital of FGI (the "Exchange Shares") to be issued a follows:

         (a) FGI shall issue 13,300,000 shares to Maurice,

         (b) FGI shall issue 2,850,000 shares to Dana, and

         (c) FGI shall issue 2,850,000 shares to WPM

1.02 Exchange Price. The Exchange Shares will be restricted common shares subject to Rule 144 of the Securities Exchange Act of the United States and the parties agree that the Exchange Shares have no present value and the share exchange will be deemed to occur at the issue price to the Original Shareholders of their common shares in SSA such that the Exchange Shares will be issued for $100 or $0.0000052 per share.

1.03 Appointment of Escrow Agent. To facilitate the share exchange FGI and the Original Shareholders hereby appoint the Escrow Agent to act as escrow agent for the closing of the share exchange. FGI and the Original Shareholders acknowledge that the Escrow Agent is legal counsel to FGI and FGI and the Original Shareholders waive any objections as to the Escrow Agent's apparent conflict of interest while serving as escrow agent. FGI and the Original Shareholders shall indemnify and hold harmless the Escrow Agent from any and all liability for performance under this Agreement done honestly and in good faith. The Escrow Agent shall have the tight to file an Interpleader Action in the Colorado State courts should any dispute arise between the parties as to the right, title or interest in any securities deposited with the Escrow Agent as a result of this Agreement.

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1.04 Escrow of SSA Shares. On or before the tenth business day following the execution of this Agreement by all parties, the Original Shareholders will deliver to the Escrow Agent:

      (a)SSA share certificate numbered 4 representing the 7,142 common shares held by Maurice duly endorsed for transfer to FGI,

      (b)SSA share certificate numbered 5 representing the 1,429 common shares held by Dana duly endorsed for transfer to FGI,

      (c)SSA share certificate numbered 6 representing the 1,429 common shares held by WFM duly endorsed for transfer to FGI,

      (d)A directors' resolution of SSA approving this Agreement and authorizing its execution,

      (e)A directors' resolution of SSA consenting to the transfer of the Original Shareholders' common shares to FGI and resolving to cancel share certificates numbered 4, 5, and 6 on receipt of the endorsed share certificates and resolving to issue shire certificate numbered 8 for 10,000 common shares in the name of FGI, and

      (f)Share certificate number 8 representing 10,000 common shares in the capital of SSA in the name of FGI.

1.05 Issuance of FGI Common Shares and Escrow. On or before the fifth business day following the execution of this Agreement by all parties, FGI shall deliver to the Escrow Agent duly executed instructions to its transfer agent for the issuance of the 19,000,000 Exchange Shares GI as set forth below and instructions for the delivery of the certificates for the Exchange Shares to the Escrow Agent within an additional two business days:

      (a) 13,000,000 of the Exchange Shares to be issued in the name of Maurice Simpson,

      (b) 2,850,000 of the Exchange Shares to be issued in the name of William Fredric Murray, and

      (c) 2,850,000 of the Exchange Shares to be issued in the name of Dana Herbert Shaw.

(the documents described in article 1.05 and the instruction described in this article together with the Exchange Share certificates described in this Article are collectively called the "Escrow Documents").

1.06 Closing of the Exchange Shares. On or before one business day following receipt by the Escrow Agent of the later of the instructions to FGI's transfer agent and the SSA endorsed and new share certificate the Escrow Agent will present the instructions to the transfer agent and, on receipt of the Exchange Share certificates from the transfer agent, the Escrow Agent shall send facsimile notice of receipt of said certificates to all parties and will deliver:

      (a) SSA share certificate number 8 representing 10,000 common shares in SSA and the certified copies of the directors' resolutions to FGI,

      (b) the endorsed SSA share certificates numbered 4, 5. and 6 to SSA, and

      (c) the Exchange Shares certificates to each of the Original Shareholders

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by overnight courier. Upon deposit of the Certificates with the overnight courier, this Agreement shall be deemed closed and the Escrow Agent dismissed.

1.07 Failure Timely Close. In the event the Escrow Documents (except for the Exchange Shares certificates to be received from the transfer agent) are not received on of before the tenth business day following the execution of this Agreement by all parties, or the failure to receive the Exchange Shares certificates from the transfer agent within two business days thereafter, or if the Escrow Documents do not conform to what is set forth above, the Escrow Agent shall notify the patties in writing by fax and upon written instructions of either party to termintae the escrw for failure to timely close, the Escrow Agent shall return any Escrow Documents held in escrow to the sender thereof. In the absence of such request the time of Closing shall be extended until such time that the correct Escrow Documents are received or written instructions of either parry to terminate the escrow for failure to timely close is received. Upon receipt of such instructions, the Escrow Agent shell send facsimile notice of receipt thereof to all parties and return the Escrow Documents to the sender thereof by overnight courier on or before the next business day from receipt. Upon deposit of all of the Escrow Documents in his possession with the overnight courier, the escrow shall be deemed terminated and the Escrow Agent dismissed.

                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

2.01 Investment Representations. Each Original Shareholder represents that he is acquiring the common shares of FGI to be issued pursuant hereto for his own account and not to distribute such shares within the meaning of the Securities Act of 1933 (the 1933 Act) unless an appropriate registration statement has been filed with the SEC, or unless an exemption from registration under the 1933 Act is available according to opinion of counsel for FGI; each such certificate shall be stamped or otherwise imprinted with the following, or a substantially similar legend:

      "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") nor any state securities laws. These shares many not be offend for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an opinion of counsel acceptable to FGI that an exemption from such registration is available."

2.02 Sophisticated Investors. The Original Shareholders each represent and warrant that he has sufficient investment sophistication and ability to take the financial risks associated with this transaction, and those representations contained in this article 2.02, which meet the standards for availability of an exemption from the registration requirements of the 1933 Act, and from the registration and/or qualification requirements of any other applicable law.

2.03 FGI Warranties. FGI represents and warrants to the Original Shareholders with the intent that the Original Shareholders shall rely thereon in entering into this Agreement and in concluding the exchange of shares contemplated herein as follows:

      (a) Status of FGI. FGI is a corporation duty incorporated, validly existing and in good standing under the laws of the state of Nevada, United States of America and has the power and capacity to own its properties and carry on its business as now bring conducted by it, and to enter into this Agreement and carry out its terms to the full extent;
      (b) Authority. The execution and delivery of this Agreement and the completion of the transaction contemplated hereby has been duly and validly authorized by all the necessary corporate



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      action on the part of FGI, and this Agreement constitutes a legal, valid and binding obligation of FGI enforceable against it in accordance with its terms except as may be limited by laws of general application affecting the rights of creditors;

      (c) Will not cause Default. Neither the execution and delivery of this Agreement, nor the completion of the share exchange contemplated herein will violate any of the terms and provisions of the constating documents or by-laws or articles of FGI, or any order, decree, statute, by-law, regulation, covenant, or restriction applicable to FGI or any of its shares or assets;

      (d) Litigation. There is no claim or litigation pending or threatened with respect to FGI which could affect the right of the Original Shareholders to own, vote or obtain dividends from the Exchange Shares except as is expressly set forth in this Agreement;

      (e)   Outstanding Shares.     FGI presently bas 17,900,000 common
      shares issued and outstanding and 9,300,000 of such shares are owned by the present control group as follows:

            (i)   2,866,668 owned by Frank Denis,
            (i)   1,583,333 owned by Wayne E. Loftus,
            (i)   1,583,333 owned by Michael Jenks,
            (iv)  1,583,333 owned by Stan Polsen,
            (v)   1,683,333 owned by Gil Rahier.

      (f) No Further Share Issuances. No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any other shares in the capital of the FGI or any right capable of becoming n agreement for the purchase, subscription or issuance of any of the unissued shares in the capital of FGI;

      (g) No Debt to Directors. FGI is not indebted to any of its directors or officers or to any affiliate, or to any director or officer of any affiliate;

      (h) No dividends. No dividends or other distribution on any shares in the capital of FGI have been made, declared or authorized;

      (i) No Long Term Contracts. FGI does not have any contracts, agreements, pension plans, profit sharing plans, bonus plans, undertakings, or arrangements whether oral, written or implied with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers directors, lawyers or others which cannot be terminated on not more than one month's notice;

      (j) Legal Proceedings. There is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of FGI threatened against or affecting FGI at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency;

      (k) No Contractual Violations. The performance of this Agreement will not be in violation of the constating documents FGI or of any agreement to which FGI is a party and will not give any person or company any right to terminate or cancel any agreement or any right enjoyed by FGI and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the assets of the FGI;

      (l) Release of Exchange Shares. The Exchange Sham will be released from their restrictions at the rate of 10% (1,900,000) each year after their issuance and the Original Shareholders will be entitled to distribute 10% of such shares within the meaning of the Securities Act of 1933 (the 1933 Act) pursuant to an exemption from registration without having to file a registration statement with the SEC and counsel for FGI will be able to provide an opinion that an exemption from registration under the 1933 Act is available.

                                   ARTICLE III

                                  FGI COVENANTS

3.01 Appointment of Directors. FGI covenants and agrees that it will cause two of its directors to resign and will have two nominees of the Original Shareholders elected to fill these casual vacancies until the next general meeting of FGI.

3.02 Consulting Agreement and Royalties. FGI acknowledges that SSA has consulting agreements (the "Consulting Agreements") with each of the Original Shareholders and that under the agreement of July 23, 1999 wherein it acquired 20% of the share of SSA, it agreed to the payment of a royalty to the Original Shareholders. FGI covenants and agrees to make the payments under, or provide the financing to SSA to make the payments under, the Consulting Agreements and it confirms its covenant and agreement that it will pay, or cause SSA to pay, in perpetuity, to the Original Shareholders a royalty aggregating 7% of the gross revenues of every kind and nature received by SSA and/or FGI (without duplication) arising directly or indirectly from the licensing, use, sale of banner advertising, access fees, service fees, other billable services and from any other exploitation of the SSA's technology including all works created by SSA, FGI or any associated or related company based in whole or in part on the technology, including any modifications, adaptations, transformations, revisions, improvements, enhancements, translations or variations of the technology.

3.04 Royalty Payments. The royalty will be paid four times a year as follows:

      (a) on or before April 30th each year on the gross revenue for the preceding calendar quarter of January, February and March,

      (b) on or before July 30th on the gross revenue for the preceding calendar quarter of April, May and June,

      (c) on or before October 30th on the gross revenue for the preceding calendar quarter of July, August and September, and

      (a) on or before January 30th on the gross revenue for the preceding calendar quarter of October, November and December.

3.05. Royalty Payments. The royalty will be payable pro rata to the Original Shareholders as follows:

      (a) a royalty of 4.9% of such gross revenues to Maurice or his heirs, executors or assigns,

      (b) a royalty of 1.05% of such gross revenues to Dana or his heirs, executors or assigns, and

      (c) a royalty of 1.05% of such gross revenues to WFM or his heirs, executors or assigns.


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

3.06 No Further Share Issuances. FGI covenants and agrees that it will not issue or agree to issue or grant any options for the issuance of any further shares in its capital without the prior written consent of the original Shareholders.

3.07 Directors and Officers of SSA. FGI covenants and agrees that it will vote its shares in SSA, being alt of the issued and outstanding shares, so that the board of directors of the SSA (the "Board") shall be comprised of three directors and so that the one nominee of each of the Original Shareholders shall constitute the Board. The Original Shareholders or their nominees shall be the oficers of SSA and in the event that a position on the Board shall be open for any reason whatsoever, the Original Shareholder whose nominee shall have formerly occupied such position shall be entitled to nominate a new director to fill such vacancy.

                                   ARTICLE IV

                                  MISCELLANEOUS

4.01 Expenses and Further Assurances. FGI shall pay the attorneys fees for the preparation, execution and closing of this Agreement. The Original Shareholders shall each bear their respective costs and expenses incurred in connection with the transactions contemplated by this Agreement. Each patty hereto will use its best efforts to provide any and all additional information, execute and deliver any and all documents or other written material, and perform any and all acts necessary to carry-out the intent, of this Agreement.

4.02 Survival of Representations, Warranties and Covenants. All of the representations, warranties and covenants made as of the date of this Agreement and as of Closing, shall survive the closing of this transaction.

4.03 Successors and Assigns. All representations, warranties, covenants and agreements in this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns whether so expressed or not.

4.04 Governing Law. This Agreement is to be governed by and interpreted under the laws of British Columbia, Canada without giving effect to the principles of conflicts of laws thereof.

4.05 Notices. All notices, requests, consents acrd other Communications hereunder shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally or on the tenth day after being sent by certified mail, return receipt requested, with postage prepaid and addressed as follows:

If to FGI addressed to: Forest Glade International, Inc.
                        444 Victoria Street, Suite 370,
                        Prince George, B.C. CANADA V2L 2J7
                        Fax: (250) 377 - 3569

If to the Original Shareholders, addressed to:

      Maurice Simpson                 William Murray
      c/o 4920 - 800 W. Pander St.    c/o Metro Law Office
      Vancouver, BC V6C 2V6           12308 - 4700 Kingsway
      Fax: _____________              Burnaby, BC VSH 4MI
                                      Fax: (604) 434-5100


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      Dana Shaw
      5260 - 6" Avenue
      Delta, BC V4M 1L5
      Fax #:

      If to the Escrow Agent: Dennis Brovarone
                              11249 W. 103rd Drive,
                              Westminster, Colorado 80021
                              Fax (303) 466 4826

4.07 Section and Other Headings. The section and other headings herein contained are for convenience only and shall not be construed as part of this Agreement.

4.08 Counterparts. This Agreement may be executed in any number of counterparts and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute but one and the same instrument.

4.09 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and agreements, oral or written between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

4.10 Deletion of Terms. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffectual to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

4.11 Arbitration. Unless otherwise provided herein, all claims, disputes or controversies arising out of or relating to this Agreement between the parties shall be decided in the Province of British Columbia, Canada by arbitration in accordance with the Commercial Arbitration Act of British Columbia as may be hereafter amended from time to time or other legislation in force from time to time in British Columbia in pari material therewith. This agreement to arbitrate shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.

4.12 Notice of Arbitration. Notice of demand for arbitration shall be delivered in writing to the other parties to this Agreement within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made alter the date when institution of legal proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

4.13. Arbitration Award.      The award rendered by the arbitrator shall be
final and judgement may be entered upon it in accordance with the applicable law in any court having jurisdiction thereof.

      IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective Officers, hereunto duly authorized, as of the last date set forth below.

      FOREST GLADE INTERNATIONAL, INC.

    By: /s/  Wayne Loftus


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      Wayne Loftus, President, Dated:     October 14, 1999

  By: /s/ Gil Rahier

      Gil Rahier, Secretary, Dated:       October 14, 1999

      THE ORIGINAL SHAREHOLDERS

      Maurice Simpson, Dated:






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